Exhibit 10.39

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

Overstock.com, Inc. (the “Company”) pays its non-employee directors $20,000 annually at the rate of $5,000 per quarter, and reimburses its non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.  In addition, the Company pays Mr. Lindsey $25,000 per year for consulting services.

The Company maintains its 2005 Equity Incentive Plan, under which the Board of Directors has the power to grant options and other awards to members of the Board.  During 2005 the Board granted options to non-employee directors as follows:

Name	Grant Date	Exercise Price ($)	Number of Options Granted
John J. Byrne	April 26, 2005	35.27	5,000
Gordon Macklin	April 26, 2005	35.27	5,000
Allison Abraham	April 26, 2005	35.27	5,000
John Fisher	April 26, 2005	35.27	5,000
Jason Lindsey	October 25, 2005	35.41	15,000
Ray Groves	October 25, 2005	35.41	15,000